Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Fair Isaac Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-114365, No. 333-114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333-66348, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, No. 333-02121, No. 333-121243, No. 333-123750, and No. 333-123751) on Form S-8 and in the registration statement (No. 333-111460) on Form S-3 of Fair Isaac Corporation of our report dated November 10, 2004, except as to the fifth paragraph of Note 1, which is as of February 24, 2005, with respect to the consolidated balance sheet of Fair Isaac Corporation and subsidiaries as of September 30, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2004, which report appears in the Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2005. Our report refers to a change in the Company’s presentation of diluted earnings per share for fiscal 2004 and 2003 and a change in the Company’s method of accounting for goodwill in fiscal 2003.
/s/ KPMG LLP
San Diego, California
December 12, 2005